Exhibit 99.4

October 23, 2006

Mr. Timothy E. Hoeksema

Chairman, CEO and President

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, WI 53154

Dear Tim:

I appreciate your taking the time to meet with me on Friday and I look forward to continuing our dialogue.

I do want to make it clear that our offer was based on publicly available information. As we discussed, I am fully prepared to assign staff to meet with your representatives to identify additional value that would be recognized in an enhanced offer.

I believe that a merger would create long term security for our employees and substantial value for our shareholders and the communities that we serve.

Yours truly,

/s/ Joseph B. Leonard
Joseph B. Leonard

AirTran Airways    9955 AirTran Boulevard    Orlando, FL 32827    Phone 407.251.5600    Fax 407.251-5727